UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2022

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.04 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, DigitalBridge Group, Inc. (the “Company”), through the Company’s operating company, DigitalBridge Operating Company, LLC (“DBOC”), and DigitalBridge Investment Holdco, LLC (the “Buyer”), a wholly-owned indirect subsidiary of DBOC, entered into an Equity Purchase Agreement dated as of April 27, 2022 (the “Original Agreement”) with AMP Group Holdings Limited and AMP Capital Investors International Holdings Limited (the “Seller”), pursuant to which the Buyer agreed to acquire certain interests comprising the Seller’s global infrastructure equity investment management business (the “Transaction”).

On December 19, 2022, the parties to the Original Agreement amended and restated the Original Agreement (such agreement, as amended and restated, the “A&R Agreement”) to, among other things, adjust the consideration payable for the Sponsor Capital (as defined in the A&R Agreement). Prior to the parties entering into the A&R Agreement, the terms of the Original Agreement provided that if the Transaction was completed during the first quarter of 2023, the purchase price for the Transaction would have been increased or decreased (as applicable) in an amount equal to the increase or decrease in the value of the Sponsor Capital between June 30, 2022 and December 31, 2022. The modified terms in the A&R Agreement provide that if the Transaction is completed during the first quarter of 2023 (as presently expected), the purchase price for the Transaction will be increased or decreased (as applicable) in an amount equal to the increase or decrease in the value of the Sponsor Capital between June 30, 2022 and December 31, 2022; however, if the amount of such increase or decrease exceeds $6,256,889.55 (that is, five percent of the value of Sponsor Capital on June 30, 2022) then fifty percent of such increase or decrease in excess of $6,256,889.55 will be disregarded in the calculation of the purchase price adjustment described in this sentence. For purposes of the purchase price adjustment described in the preceding sentence, the net asset value of the Sponsor Capital as of December 31, 2022 will exclude all capital contributions and all distributions made with respect to the Sponsor Capital after June 30, 2022 and prior to completion of the Transaction; any such capital contributions will increase the purchase price for the Transaction dollar-for-dollar, and any such distributions will decrease the purchase price for the Transaction dollar-for-dollar.

The foregoing description of the A&R Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Amended and Restated Equity Purchase Agreement, by and among AMP Group Holdings Limited, AMP Capital Investors International Holdings Limited, DigitalBridge Operating Company, LLC and DigitalBridge Investment Holdco, LLC, dated as of December 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 22, 2022	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer